UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2020

INNODATA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35774	13-3475943
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

55 Challenger Road	07660
Ridgefield Park, NJ	(Zip Code)
(Address of principal executive offices)

  Registrant's telephone number, including area code (201) 371-8000

  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	INOD	The Nasdaq Stock Market LLC
Preferred Stock Purchase Right		The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2020, Innodata Inc. (the “Company”) appointed Mr. Mark Spelker as the Company’s Executive Vice President, Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer. Mr. Spelker will replace Mr. Robert O’Connor, who has been serving as the Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer of the Company, effective immediately. The Company’s leadership transition is the result of ongoing strategic initiatives. The Company thanks Mr. O’Connor for his services to the Company.

Prior to joining the Company, Mr. Spelker was an audit and technical consulting partner at CohnReznick LLP (“CohnReznick”), a position he held since 2000, and he also served as the National Director of SEC Services for CohnReznick, a position he held since 2012. CohnRenzick is a leading accounting, tax and business advisory firm. Since 2017, Mr. Spelker has also been a part-time lecturer in Accounting at Rutgers University. Mr. Spelker holds a B.S degree in Accounting from Villanova University (1982), and is a Certified Public Accountant. Mr. Spelker is 60 years old.

CohnReznick served as the Company’s auditors from September 2008 through August 2020, when the Company elected to appoint BDO India LLP as the Company’s auditors and to dismiss CohnReznick. Mr. Spelker served as engagement partner on the Company’s account for two rotations during the period CohnReznick was engaged by the Company. During fiscal year 2020, the Company paid approximately $143,359 to CohnReznick for its 2020 audit services.

There are no family relationships between Mr. Spelker and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Mr. Spelker was not appointed pursuant to any arrangement or understanding between Mr. Spelker and any other person.

On October 2, 2020, the Company and Mr. Spelker entered into an Offer of Employment (the “Employment Agreement”) which provides for Mr. Spelker’s part-time, at-will employment with the Company. The Employment Agreement provides for an annual base salary of $100,000 for approximately four weeks of services per quarter, plus an additional eight weeks of services per annum, which may be increased if mutually agreed upon by the Company and Mr. Spelker, at a rate of $6,250 per week (or pro-rata portion thereof). Mr. Spelker will report directly to Mr. Abuhoff and work out of the Company’s Ridgefield Park, New Jersey headquarters. As a part-time employee, Mr. Spelker will not be eligible for health insurance benefits, vacation or other benefits to which the Company’s full-time employees are entitled. Furthermore, the Employment Agreement contains a customary non-competition and non-solicitation provision during Mr. Spelker’s employment with the Company and for 12 months thereafter. Additionally, contemporaneous with the Employment Agreement, the Company and Mr. Spelker entered into an agreement containing customary confidentiality, non-solicitation and invention assignment provisions, which apply during and after Mr. Spelker’s employment with the Company.

On October 2, 2020, the Company and Mr. O’Connor entered into a Separation Agreement and General Release (the “Separation Agreement”). Pursuant to the Separation Agreement, in consideration for a general release and other obligations, Mr. O’Connor will receive $25,000 in severance payable over a three-month period.

The foregoing summaries of the Employment Agreement and Separation Agreement are qualified in their entirety by reference to the complete text of the Employment Agreement and the Separation Agreement, respectively, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

A copy of the press release announcing Mr. Spelker’s appointment has been furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index below.

Exhibit Index

Exhibit No.	Description

10.1	Offer of Employment, effective October 2, 2020, between Innodata Inc. and Mr. Mark Spelker.

10.2	Separation Agreement and General Release between Innodata Inc. and Mr. Robert O’Connor.

99.1	Press Release of Innodata Inc. dated October 8, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INNODATA INC.

Date: October 8, 2020	By:	/s/ Amy R. Agress
Amy R. Agress
Senior Vice President and General Counsel